Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BERKSHIRE HILLS BANCORP, INC.,

BERKSHIRE BANK

AND

FIRST CHOICE BANK

DATED AS OF

JUNE 24, 2016

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
ARTICLE II THE MERGER		10
2.1	Merger	10
2.2	Closing; Effective Time	10
2.3	Charter and Bylaws; Board of Directors and Management	10
2.4	Effects of the Merger	10
2.5	Tax Consequences	10
2.6	Possible Alternative Structures	10
2.7	Additional Actions	11
ARTICLE III CONVERSION OF SHARES		11
3.1	Conversion of FCB Stock; Merger Consideration	11
3.2	Procedures for Exchange of FCB Common Stock	12
3.3	Treatment of FCB Stock Options and Warrants	14
3.4	Reservation of Shares	14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FCB		14
4.1	Standard	14
4.2	Organization	15
4.3	Capitalization	15
4.4	Authority; No Violation	16
4.5	Consents	17
4.6	Financial Statements	17
4.7	Taxes	17
4.8	No Material Adverse Effect	18
4.9	Material Contracts; Leases; Defaults	18
4.10	Ownership of Property; Insurance Coverage	19
4.11	Legal Proceedings	20
4.12	Compliance with Applicable Law	20
4.13	Employee Benefit Plans	21
4.14	Brokers, Finders and Financial Advisors	22
4.15	Environmental Matters	23
4.16	Loan Portfolio	23
4.17	Related Party Transactions	24
4.18	Deposits	25
4.19	Board Approval	25
4.20	Registration Obligations	25
4.21	Risk Management Instruments	25
4.22	Fairness Opinion	25
4.23	Intellectual Property	25
4.24	Duties as Fiduciary	26
4.25	Employees; Labor Matters	26
4.26	FCB Information Supplied	26
4.27	Internal Controls	27
4.28	Bank Owned Life Insurance	27
4.30	Stock Transfer Records	27
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BHLB		27
5.1	Standard	28
5.2	Organization	28
5.3	Capitalization	28
5.4	Authority; No Violation	29
5.5	Consents	29
5.6	Financial Statements	30
5.7	Tax Matters	30
5.8	No Material Adverse Effect	31

i

5.9	Ownership of Property; Insurance Coverage	31
5.10	Legal Proceedings	32
5.11	Compliance with Applicable Law	32
5.12	Employee Benefit Plans	33
5.13	Brokers, Finders and Financial Advisors	35
5.14	BHLB Information Supplied	35
5.15	Securities Documents	35
5.16	Internal Controls	35
5.17	BHLB Common Stock	36
5.18	Available Funds	36
5.19	Fairness Opinion	36
5.20	Board Approval	36
5.21	Related Party Transactions	36
5.22	Risk Management Instruments	37
5.23	Duties as Fiduciary	37
5.24	Employees; Labor Matters	37
ARTICLE VI COVENANTS OF FCB		37
6.1	Conduct of Business	37
6.2	Subsidiaries	41
6.3	Current Information	41
6.4	Access to Properties and Records	42
6.5	Financial and Other Statements	42
6.6	Maintenance of Insurance	43
6.7	Disclosure Supplements	43
6.8	Consents and Approvals of Third Parties	43
6.9	All Reasonable Efforts	43
6.10	Failure to Fulfill Conditions	43
6.11	No Solicitation	43
6.12	Board of Directors and Committee Meetings	44
6.13	FCB 401(k) Plan	44
6.14	Tangible Book Value	45
6.15	FCB Common Stock Special Dividend	45
ARTICLE VII COVENANTS OF BHLB		45
7.1	Conduct of Business	45
7.2	Disclosure Supplements	46
7.3	Consents and Approvals of Third Parties	46
7.4	Reasonable Best Efforts	46
7.5	Employees; Benefit Plans	46
7.6	Directors and Officers Indemnification and Insurance	47
7.7	Stock Listing	48
7.8	Reservation of Stock	49
7.9	Communications to FCB Employees; Training	49
7.10	Current Information	49
7.11	Access to Properties and Records	49
7.12	Financial and Other Statements	50
ARTICLE VIII REGULATORY AND OTHER MATTERS		50
8.1	Meeting of Shareholders	50
8.2	Proxy Statement-Prospectus; Merger Registration Statement	50
8.3	Regulatory Approvals	51
ARTICLE IX CLOSING CONDITIONS		51
9.1	Conditions to Each Party’s Obligations under this Agreement	51
9.2	Conditions to the Obligations of BHLB and the Bank under this Agreement	52
9.3	Conditions to the Obligations of FCB under this Agreement	53
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		54
10.1	Termination	54
10.2	Effect of Termination	56

ii

10.3	Amendment, Extension and Waiver	57
ARTICLE XI MISCELLANEOUS		57
11.1	Confidentiality	57
11.2	Public Announcements	57
11.3	Survival	57
11.4	Notices	58
11.5	Parties in Interest.	58
11.6	Complete Agreement	59
11.7	Counterparts	59
11.8	Severability	59
11.9	Governing Law	59
11.10	Interpretation	59
11.11	Specific Performance	59

EXHIBITS

A	Form of Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 24, 2016 by and among Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”), Berkshire Bank, a Massachusetts trust company (the “Bank”) and First Choice Bank, a New Jersey commercial bank (“FCB”).

Recitals

1.                                      The Board of Directors of each of BHLB, the Bank and FCB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.                                      In accordance with the terms of this Agreement, FCB will merge with and into the Bank, with the Bank surviving (the “Merger”). Thereafter, the subsidiaries of FCB, including First Choice Loan Services, Inc. (“FCLS”), will be wholly-owned subsidiaries of the Bank.

3.                                      As a condition to the willingness of BHLB and the Bank to enter into this Agreement, each of the directors and executive officers of FCB have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BHLB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of FCB Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4.                                      The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5.                                      The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

6.                                      In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1                                       Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.11.2.

“Acquisition Transaction” shall have the meaning set forth in Section 10.1.9.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Asset Pipeline” shall have the meaning set forth in Section 4.16.6.

“Bank” shall mean Berkshire Bank, a Massachusetts trust company with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01201, which is a wholly owned subsidiary of BHLB.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the MDOB, NJDOBI, FRB, FDIC, and SBA, which regulates or has the statutory authority to regulate the Bank, FCB, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.5.1.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BHLB” shall mean Berkshire Hills Bancorp, Inc., a Delaware corporation, with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01201.

“BHLB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“BHLB Common Stock” shall mean the common stock, par value $0.01 per share, of BHLB.

“BHLB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BHLB to FCB pursuant hereto.

“BHLB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of BHLB as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BHLB for each of the three (3) years ended December 31, 2015, as set forth in BHLB’s annual report on Form 10-K for the year ended December 31, 2015, and (ii) the unaudited interim consolidated financial statements of BHLB as of the end of each calendar quarter following March 31, 2016, and for the periods then ended, as filed by BHLB in its Securities Documents.

“BHLB Loan Participation” shall have the meaning set forth in Section 5.14.2.

“BHLB Loan Property” shall have the meaning set forth in Section 5.14.2.

“BHLB Market Value” shall have the meaning set forth in Section 10.1.9.

“BHLB Material Agreements” shall have the meaning set forth in Section 5.16.

“BHLB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.12.1.

“BHLB Observers” shall have the meaning set forth in Section 6.12.

“BHLB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“BHLB Regulatory Reports” shall mean the Call Reports of the Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2016, through the Closing Date, and all Annual Reports on Form FR H-(b)11 and any Current Report on Form FR H-(b)11 filed with the FRB by BHLB from September 30, 2014 through the Closing Date.

“BHLB SEC Reports” shall have the meaning set forth in Section 5.16.

“BHLB Stock” shall have the meaning set forth in Section 5.3.1.

“BHLB Subsidiary” shall mean any corporation, partnership, limited liability company or other entity of which more than 50% of the corporation, partnership, limited liability company or other entity is owned, either directly or indirectly, by BHLB, except any corporation, partnership, limited liability company or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of the Bank or on the basis of a “debt previously contracted.”

“BOLI” shall have the meaning set forth in Section 4.28.

“Burdensome Condition” shall have the meaning set forth in Section 8.3.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

“Cash Payment” shall have the meaning set forth in Section 3.3.1.

“Certificate” shall mean a certificate or book entry evidencing shares of FCB Common Stock.

“Claim” shall have the meaning set forth in Section 7.6.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall have the meaning set forth in the recitals.

“Common Stock Equivalent” shall mean the number of shares of FCB Common Stock issuable upon the conversion or exercise of any FCB Preferred Stock, FCB Stock Option or FCB Warrant, as applicable.

“Confidentiality Agreement” shall mean the non-disclosure agreement dated as of March 29, 2016 between BHLB and FCB.

“Continuing FCB Employees” shall have the meaning set forth in Section 7.5.2.

“Core Net Income” shall mean the (a) consolidated net income of FCB and the FCB Subsidiaries as determined in accordance with GAAP, less (b) any non-core net income, which includes any gains on the sale of assets or held to maturity and available for sale securities, reversal of provisions for loan and lease losses, other nonrecurring items or income that is not consistent with past practice, plus (c) any payments (on an after-tax basis and not to exceed $3.5 million pre-tax) in respect of the Disqualified Loans Liability, for the period beginning July 1, 2016 and ending on the last day of the calendar month immediately preceding the Closing Date.

“CRA” shall have the meaning set forth in Section 4.12.1.

“D&O Insurance” shall have the meaning set forth in Section 7.6.1.

“Determination Date” shall have the meaning set forth in Section 10.1.9.

“Disqualified Loans” shall mean the FCB loans or loan files identified on FCB Disclosure Schedule 1.1.

“Disqualified Loans Liability” shall mean any and all cumulative liabilities and obligations imposed on FCB by the SBA in connection with the Disqualified Loans, including but not limited to any liabilities or obligations to reimburse any guaranty payments made by the SBA and to pay any fines, penalties, interest or other assessments levied by the SBA.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.4.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Broadridge Corporate Issuer Solutions, Inc., or such other bank or trust company or other agent as mutually agreed upon by BHLB and FCB, which shall act as agent for BHLB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Price” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Sections 3.1.9 and10.1.9.

“Exercise Price” shall have the meaning set forth in Section 3.3.1.

“FCB” shall mean First Choice Bank, a New Jersey commercial bank with its principal office located at 669 Whitehead Road, Lawrenceville, New Jersey 08648.

“FCB and FCLS Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“FCB Common Stock” shall have the meaning set forth in Section 4.3.1.

“FCB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by FCB to BHLB pursuant hereto.

“FCB Equity Incentive Plan” shall collectively mean the First Choice Bank 2010 Equity Incentive Plan and the First Choice Bank 2008 Stock Option Plan.

“FCB Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of FCB as of December 31, 2015 and 2014 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of FCB for each of the three (3) years ended December 31, 2015 from FCB’s annual report to shareholders for such year and (ii) the unaudited interim consolidated financial statements of FCB as of the end of each calendar quarter following March 31, 2016, and for the periods then ended.

“FCB Loan Participation” shall have the meaning set forth in Section 4.15.2.

“FCB Loan Property” shall have the meaning set forth in Section 4.15.2.

“FCB Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“FCB Regulatory Reports” shall mean the Call Reports of FCB, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2016 through the Closing Date.

“FCB Shareholder Approval” shall have the meaning set forth in Section 4.4.1.

“FCB Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“FCB Stock Option” shall mean an option to purchase shares of FCB Common Stock granted pursuant to the FCB Equity Incentive Plan and the outstanding option agreements, outstanding as of the date hereof, as set forth in FCB Disclosure Schedule 4.3.1.

“FCB Stock” shall have the meaning set forth in Section 4.3.1.

“FCB Subsidiary” shall mean any corporation, corporation, partnership, limited liability company or other entity of which more than 50% of the corporation, partnership, limited liability company or other entity is owned, either directly or indirectly, by FCB, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of FCB or on the basis of a “debt previously contracted.”

“FCB Warrant” shall mean a warrant to purchase shares of FCB Common Stock and the outstanding warrant agreements, as set forth in FCB Disclosure Schedule 4.3.1.

“FCLS” shall mean First Choice Loan Services, Inc., a New Jersey corporation and the wholly-owned residential mortgage origination subsidiary of FCB, with its principal offices located at One Tower Center, Floor 18, East Brunswick, New Jersey 08816.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Boston or the Federal Home Loan Bank of New York, as applicable.

“Final Tangible Book Value” shall mean the Tangible Book Value as calculated as of the last day of the calendar month preceding the Closing Date.

“Final Index Price” shall have the meaning set forth in Section 10.1.9.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“Funded Loan Commissions” shall mean commissions due to FCB or FCB Subsidiary employees for mortgage loans that, as of the Closing Date, have been closed and funded, but shall not have been purchased by a secondary market investor. For purposes of the foregoing, a mortgage loan is purchased by a secondary market investor when the secondary market investor has paid the full amount of the agreed upon purchase price for such mortgage loan to FCB or the relevant FCB Subsidiary.

“Funded Loan” shall mean a residential mortgage loan available for sale that, as of the date of this Agreement, shall have been closed and funded, but has not been purchased by a secondary market investor. For purposes of this definition, a mortgage loan is purchased by a secondary market investor when the secondary market investor has paid the full amount of the agreed upon purchase price for such mortgage loan to FCB or the relevant FCB Subsidiary.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.6.2.

“Index” shall have the meaning set forth in Section 10.1.9.

“Index Ratio” shall have the meaning set forth in Section 10.1.9.

“Initial BHLB Market Value” shall have the meaning set forth in Section 10.1.9.

“Initial Index Price” shall have the meaning set forth in Section 10.1.9.

“Insurance Carrier” shall have the meaning set forth in Section 7.6.1.

“Insurance Regulator” shall mean the Massachusetts Division of Insurance and any other Governmental Entity which has authority to regulate a Massachusetts insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Kingston Title Agency” shall mean Kingston Title Agency, LLC, a New Jersey limited liability company and a wholly owned subsidiary of FCB.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the officers and directors of such Person after reasonable inquiry.

“Material Adverse Effect” shall mean, with respect to BHLB, the Bank, or FCB, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of BHLB and the BHLB Subsidiaries, taken as a whole, or FCB and the FCB Subsidiaries, taken as a whole, respectively, (2) materially impairs the ability of either FCB, on the one hand, or BHLB and the Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; (3) FCB receives notice from the SBA of Disqualified Loans Liability that, in the aggregate, exceeds $3.5 million or (4) the Final Tangible Book Value per share is less than $14.22, provided, that “Material Adverse Effect” shall not be deemed to include (i) the impact of (x) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies generally, or interpretations thereof by courts or governmental agencies, or (y) changes in GAAP or applicable regulatory accounting requirements, (ii) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken without the prior written consent of the other party in contemplation of the transactions contemplated hereby, (iii) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to FCB or its Subsidiaries, on the one hand, or BHLB or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of FCB Common Stock or BHLB Common Stock shall not be considered, by itself, to constitute a “Material Adverse Effect”, (v) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (vi) with respect to FCB and any of the FCB Subsidiaries, changes resulting from any formal or informal agreement, commitment, action or resolution imposed by the SBA on the assets, operations or originations of FCB or any of its Subsidiaries (other than notice from the SBA of Disqualified Loans Liability that, in the aggregate, exceeds $3.5 million); except, with respect to subclauses (i)(x) or (i)(y), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“MDOB” shall mean the Massachusetts Division of Banks.

“Merger” shall mean the merger of FCB with and into the Bank pursuant to the terms hereof.

“Merger Consideration” shall mean the shares of BHLB Common Stock to be issued pursuant to Sections 3.1.3 and 3.1.4 and cash in lieu of fractional shares.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of BHLB Common Stock to be offered to holders of FCB Common Stock in connection with the Merger.

“New Jersey Banking Law” means the New Jersey Banking Act of 1948, as amended.

“NJDOBI” means the New Jersey Department of Banking and Insurance.

“Notice of Superior Proposal” shall have the meaning set forth in Section 10.1.8.

“NYSE” shall mean the New York Stock Exchange.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” shall mean (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Person acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, “group” (as that term is defined under the Exchange Act) or other entity.

“Pre-Closing” shall have the meaning set forth in Section 2.2.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval, consent or waiver of any Bank Regulator necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Representatives” shall have the meaning set forth in Section 6.11.1.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SBA” shall mean the Small Business Administration.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Series B Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Series C Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Series D Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Series E Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the partnership, limited liability company or other entity is owned, either directly or indirectly, by such Person, except any corporation, partnership, limited liability company or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of such Person or on the basis of a “debt previously contracted.”

“Superior Proposal” shall have the meaning set forth in Section 6.11.1.

“Surviving Bank” shall have the meaning set forth in Section 2.1.

“Tangible Book Value” shall have the meaning set forth in Section 6.14.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax or similar governmental assessment, together with any interest, penalty or additional tax imposed by any Governmental Entity with respect thereto.

“Tax Return” shall mean any return, declaration, report or information return or statement filed or required to be filed with a Governmental Entity responsible for the administration, assessment or collection of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean June 30, 2017.

“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Unfunded Loan Commissions” shall mean commissions due to FCB or FCB Subsidiary employees related to mortgage loan applications that are not funded as of the Closing Date and that have not been denied, withdrawn, or abandoned.

“Voting Agreement” shall have the meaning set forth in the recitals.

“WARN Act” shall have the meaning set forth in Section 7.5.11.

“401(k) Plan” shall have the meaning set forth in Section 6.13.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1                                       Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) FCB shall merge with and into the Bank, with the Bank as the resulting or surviving bank (the “Surviving Bank”) and (b) the separate existence of FCB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FCB shall be vested in and assumed by the Bank.  As part of the Merger, each outstanding share of FCB Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2                                       Closing; Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger with the MDOB and the requisite certifications filed with the NJDOBI on the day of the Closing (the “Closing Date”), in accordance with Massachusetts and New Jersey law.  The “Effective Time” means the date and time upon which the articles of merger are filed with the MDOB and the requisite certification are filed with the NJDOBI or as otherwise stated in the articles of merger and requisite certifications as filed with the NJDOBI, respectively, in accordance with Massachusetts and New Jersey law.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman, PC at 10:00 a.m. on the day prior to the Closing Date.

2.3                                       Charter and Bylaws; Board of Directors and Management.

The articles of organization and bylaws of the Bank as in effect immediately prior to the Effective Time shall be the articles of organization and bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law. The board of directors and management of the Bank as in effect immediately prior to the Effective Time shall be the board of directors and management of the Surviving Bank.

2.4                                       Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth under Massachusetts and New Jersey law.

2.5                                       Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.6                                       Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time BHLB may revise the structure for effecting the Merger described in Section 2.1 including, without limitation, by substituting a wholly owned subsidiary for the Bank, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse tax consequences to BHLB, the Bank, or FCB or to the BHLB or FCB shareholders, and nothing would prevent the rendering of the opinion contemplated in Section 9.1.6, as a result of the modification; (iii) the consideration to be paid to the holders of FCB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially the Closing or jeopardize or delay materially the receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.7                                       Additional Actions.

If, at any time after the Effective Time, BHLB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Bank its right, title or interest in, to or under any of the rights, properties or assets of FCB or any FCB Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, FCB and its officers and directors shall be deemed to have granted to BHLB and the Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Bank its right, title or interest in, to or under any of the rights, properties or assets of FCB and any FCB Subsidiary or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Bank are authorized in the name of FCB or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

3.1                                       Conversion of FCB Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BHLB, the Bank, FCB or the holders of any of the shares of FCB Stock, the Merger shall be effected in accordance with the following terms:

3.1.1                  Each share of capital stock of the Bank that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2                  All shares of FCB Stock held in the treasury of FCB and each share of FCB Stock owned by BHLB or the Bank at the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3                  Subject to a potential adjustment as provided in Sections 3.1.9 and 10.1.9, each outstanding share of FCB Common Stock (other than Treasury Stock and Dissenting Shares) shall be converted into the right to receive 0.5773 (the “Exchange Ratio”) shares of BHLB Common Stock.

3.1.4                  Subject to a potential adjustment as provided in Sections 3.1.9 and 10.1.9, each outstanding share of FCB Preferred Stock (other than Treasury Stock and Dissenting Shares) shall be converted into the right to receive such number of shares of BHLB Common Stock as is equal to the product of the Common Stock Equivalent of such share of FCB Preferred Stock, multiplied by the Exchange Ratio.

3.1.5                  Each outstanding share of FCB Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  FCB shall give BHLB immediate notice upon receipt by FCB of any such demands for payment of the fair value of such shares of FCB Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BHLB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands.  FCB shall not, except with the prior written consent of BHLB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.6                  If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of FCB Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of FCB Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.7                  Upon the Effective Time, outstanding shares of FCB Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by FCB on such shares of FCB Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.8                  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BHLB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BHLB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BHLB.  In lieu of the issuance of any such fractional share, BHLB shall pay to each former holder of FCB Stock who otherwise would be entitled to receive a fractional share of BHLB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NYSE for the five (5) consecutive trading days immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of FCB Stock owned by a FCB shareholder shall be combined so as to calculate the maximum number of whole shares of BHLB Common Stock issuable to such FCB shareholder.

3.1.9            If BHLB changes (or the BHLB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of BHLB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio (and any other dependent items) will be adjusted proportionately to account for such change.  If FCB changes (or the FCB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of FCB Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio (and any other dependent items) will be adjusted proportionately to account for such change.

3.2                                       Procedures for Exchange of FCB Common Stock.

3.2.1                  BHLB to Make Merger Consideration Available.  At or prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of FCB Common Stock, for exchange in accordance with this Section 3.2, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable in lieu of the issuance of fractional shares pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of BHLB Common Stock for exchange in accordance with this Section 3.2 (such cash and shares of BHLB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.2.2                  Exchange of Certificates.  BHLB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the FCB Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled.  No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3                  Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding FCB Common Stock shall have no rights, after the Effective Time, with respect to such FCB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  No dividends or other distributions declared after the Effective Time with respect to BHLB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2.  After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BHLB Common Stock represented by such Certificate.

3.2.4                  Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5                  Closing of Transfer Books.  From and after the Closing Date, there shall be no transfers on the stock transfer books of FCB of the FCB Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6                  Return of Exchange Fund.  At any time following the nine (9) month period after the Effective Time, BHLB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BHLB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither BHLB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7                  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8                  Withholding.  BHLB or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as BHLB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld and paid over to the appropriate Governmental Entity by BHLB or the Exchange Agent, such amounts will be treated for all purposes of this Agreement as having been paid to the holder of the FCB Common Stock in respect of whom such deduction and withholding were made by BHLB or the Exchange Agent.

3.3                                       Treatment of FCB Stock Options and Warrants.

3.3.1            FCB Disclosure Schedule 4.3.1 sets forth all of the outstanding FCB stock options (each, a “FCB Stock Option”) and outstanding FCB warrants (each, a “FCB Warrant”) as of the date hereof.  Each FCB Stock Option and FCB Warrant, in each case whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, BHLB shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of FCB Common Stock provided for in each such FCB Stock Option or FCB Warrant, and (ii) the excess, if any, of (x) $27.71 multiplied by the Exchange Ratio (the “Exchange Price”) over (y) the Exercise Price (the “Cash Payment”). Any FCB Stock Option or FCB Warrant for which the Exercise Price exceeds the Exchange Price shall be cancelled as of the Effective Time without payment. For purposes of this Section 3.3.1, “Exercise Price” shall mean the exercise price per share of FCB Common Stock provided for in such FCB Stock Option or FCB Warrant. The Cash Payment shall be paid in cash within five (5) calendar days after the Closing Date, and shall be made without interest and net of all applicable withholding taxes. Prior to the Closing Date, FCB shall use its reasonable best efforts to obtain written acknowledgement and consent of each holder of a then-outstanding FCB Stock Option or FCB Warrant to the termination of the FCB Stock Option or FCB Warrant and the payment of the Cash Payment in accordance with the terms of this Section 3.3.1. FCB shall prohibit the exercise of any FCB Stock Option or FCB Warrant beginning on and after the fifth trading day immediately preceding the Closing Date, and FCB shall terminate the FCB Equity Incentive Plan subject to the occurrence of the Effective Time and prior to the Closing Date.

3.3.2            At the Effective Time, the FCB Equity Incentive Plan and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of FCB shall be of no further force and effect.

3.4                                       Reservation of Shares.

BHLB shall reserve for issuance a sufficient number of shares of the BHLB Common Stock for the purpose of issuing shares of BHLB Common Stock to the FCB shareholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FCB

FCB represents and warrants to BHLB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the FCB Disclosure Schedule delivered by FCB to BHLB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such FCB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement.  References to the Knowledge of FCB shall include the Knowledge of FCB and FCB Subsidiaries.

4.1                                       Standard.

Except as set forth in the following sentence, no representation or warranty of FCB contained in this Article IV shall be deemed untrue or incorrect, and FCB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4 and 4.2.5 and the last sentence of Sections 4.2.1 and 4.2.2), Section 4.3 and 4.4 (other than Section 4.4.2(iii)) which shall be true and correct in all material respects.

4.2                                       Organization.

4.2.1                  FCB is a New Jersey chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey.  The deposits in FCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by FCB.  FCB is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB, which amount, as of May 31, 2016, is set forth on FCB Disclosure Schedule 4.2.1.

4.2.2                  FCLS is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is a wholly-owned subsidiary of FCB.  FCLS has full corporate power and authority to carry on its business as now conducted.  FCLS is duly licensed and/or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license and/or qualification.

4.2.3                  FCB Disclosure Schedule 4.2.3 sets forth each FCB Subsidiary and its jurisdiction of incorporation or organization.  Each FCB Subsidiary is a corporation, limited liability company or other legal entity as set forth on FCB Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each FCB Subsidiary is duly licensed and/or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such license and/or qualification.

4.2.4                  The respective minute books of FCB, FCLS and each other FCB Subsidiary accurately record all corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5                  Prior to the date of this Agreement, FCB has made available to BHLB true and correct copies of the certificate of incorporation and bylaws or other governing documents of FCB, FCLS and each other FCB Subsidiary.

4.3                                       Capitalization.

4.3.1                  The authorized capital stock of FCB consists of (i) 25,000,000 shares of FCB Common Stock, $5.00 par value (“FCB Common Stock”), and (ii) 5,000,000 shares of preferred stock, of which (A) 10,000 shares have been designated “Series A Convertible Preferred Stock,” $2.00 par value per share (“Series A Preferred Stock”), (B) 20,000 shares have been designated “Series B Convertible Preferred Stock,” $2.00 par value (“Series B Preferred Stock”), (C) 6,000 shares have been designated “Series C Convertible Preferred Stock,” $2.00 par value (“Series C Preferred Stock”), (D) 10,000 shares have been designated “Series D Convertible Preferred Stock,” $2.00 par value (“Series D Preferred Stock”), (E) 12,500 shares have been designated “Series E Convertible Preferred Stock,” $2.00 par value (“Series E Preferred Stock”) (collectively, subparts (ii)(A) through (E) of Section 4.3.1 are referred to herein as “FCB Preferred Stock” and collectively with FCB Common Stock, “FCB Stock”), and (F) 4,941,500 remain undesignated.  As of May 31, 2016, there were (i) 3,204,826 shares of FCB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, and (ii) 7,500 shares of Series A Preferred Stock, 15,000 shares of Series B Preferred Stock, 6,000 shares of Series C Preferred Stock, 10,000 shares of Series D Preferred Stock, and 12,500 shares of Series E Preferred Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, and (iii) no shares of FCB Common Stock held by FCB as Treasury Stock.  The FCB Subsidiaries do not own, of record or beneficially, any shares of FCB Stock, other than shares held as treasury stock. Neither FCB nor any FCB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of FCB, or any other security of FCB or a FCB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of FCB or a FCB Subsidiary or any other security of FCB or any FCB Subsidiary, other than shares of FCB Common Stock underlying the FCB Stock Options, the FCB Warrants and the FCB Preferred Stock.  FCB has granted outstanding options to acquire 371,900 shares of FCB Common Stock at a weighted average exercise price of $12.695 per share.  FCB Disclosure Schedule 4.3.1 sets forth: the name of each holder of an outstanding FCB Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the FCB Stock Option is an incentive stock option or a nonqualified stock option. FCB has issued outstanding FCB Warrants to acquire 64,799 shares of FCB Common Stock at a weighted average exercise price of $10.00 per share. FCB Disclosure Schedule 4.3.1 sets forth the name of each holder of an outstanding FCB Warrant, identifying the number of shares each such individual may acquire pursuant to the exercise of such warrants, the grant, vesting and expiration dates, and the exercise price relating to the warrants held. FCB has issued FCB Preferred Stock to certain individuals. FCB Disclosure Schedule 4.3.1 sets forth the name of each holder of FCB Preferred Stock, identifying the number of shares to each individual, the series of preferred stock under which the issuance was made, the conversion rate to FCB Common Stock, and the annual dividend yield for each series.   All shares of FCB Common Stock issuable pursuant to the FCB Equity Incentive Plan and the FCB Warrants will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2                  FCB owns all of the capital stock or other equity securities of each FCB Subsidiary, free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any nature, except for Permitted Liens and as set forth in the certificate of incorporation and bylaws or other governing documents and applicable securities laws.  Except for the FCB Subsidiaries and as set forth in FCB Disclosure Schedule 4.3.2, FCB, as of the date of this Agreement, does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of FCB or any FCB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of FCB, including stock in the FHLB.

4.3.3                  Except as set forth on FCB Disclosure Schedule 4.3.3, to the Knowledge of FCB, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of FCB Common Stock.

4.3.4                  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which FCB’s shareholders may vote have been issued by FCB and are outstanding.

4.4                                       Authority; No Violation.

4.4.1                  FCB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by FCB’s shareholders (the “FCB Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by FCB and the completion by FCB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of FCB.  This Agreement has been duly and validly executed and delivered by FCB, and subject to FCB Shareholder Approval and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BHLB and the Bank, constitutes the valid and binding obligation of FCB, enforceable against FCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2                  (a) Subject to compliance by BHLB with the terms and conditions of this Agreement, the execution and delivery of this Agreement by FCB, subject to receipt of Regulatory Approvals and FCB’s and BHLB’s compliance with any conditions contained therein, and subject to the receipt of the FCB Shareholder Approval, the consummation of the transactions contemplated hereby, and (b) compliance by FCB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation and bylaws or other governing documents of FCB, FCLS or any other FCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCB, FCLS or any FCB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FCB, FCLS or any FCB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FCB, FCLS, or any FCB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5                                       Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger with the MDOB and the requisite certifications with the NJDOBI, and (d) the FCB Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of FCB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by FCB, the completion by FCB of the Merger and the performance by FCB of its obligations hereunder.  To the Knowledge of FCB, no fact or circumstance exists, including any possible other transaction pending or under consideration by FCB or any of its Subsidiaries, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the NJDOBI or the MDOB or (ii) any required Regulatory Approvals, (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the New Jersey Banking Law or the Massachusetts General Laws or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition or (c) any Bank Regulator or Governmental Entity having jurisdiction over the affairs of FCB or FCLS, the consent or approval of which is not required or approval of which is not required pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6                                       Financial Statements.

4.6.1                  The FCB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of FCB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2                  FCB has previously made available to BHLB the FCB Financial Statements.  The FCB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FCB and the FCB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.6.3                  At the date of the most recent consolidated statement of financial condition included in the FCB Financial Statements or in the FCB Regulatory Reports, FCB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FCB Financial Statements or in the FCB Regulatory Reports or in the footnotes thereto which are not reflected or reserved against therein or disclosed in a footnote thereto, in each case to the extent required in accordance with GAAP, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7                                       Taxes.

Except as provided in this Agreement, neither FCB nor any of the FCB Subsidiaries has taken or agreed to take any action, has failed to take any action or knows any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. FCB and the FCB Subsidiaries that are corporations for federal income Tax purposes are members of the same affiliated group within the meaning of Code Section 1504(a).  FCB, on behalf of itself and the FCB Subsidiaries, has timely (taking into account extensions) filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by FCB and the FCB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed.  All such Tax Returns are true, correct, and complete in all material respects.  FCB and the FCB

Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith.  FCB and the FCB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States federal income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws).  The accrued but unpaid Taxes of FCB and the FCB Subsidiaries did not, as of the most recent FCB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent FCB balance sheet (rather than in any notes thereto).  FCB and the FCB Subsidiaries are subject to Tax audits in the ordinary course of business.  FCB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on FCB.  FCB and the FCB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that FCB or any of the FCB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed.  Neither FCB nor any of the FCB Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was FCB or (B) has any liability for the Taxes of any Person (other than FCB or any of the FCB Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled.  There are no written claims or assessments pending against FCB or any FCB Subsidiary for any alleged deficiency in any Tax, and neither FCB nor any FCB Subsidiary has been notified in writing of any proposed Tax claims or assessments against FCB or any FCB Subsidiary.  FCB and the FCB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law.  FCB and the FCB Subsidiaries have delivered to BHLB true and complete copies of all income Tax Returns of FCB and the FCB Subsidiaries for taxable periods ending on or after December 31, 2013.  Neither FCB nor any of the FCB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b).  Neither FCB nor any of the FCB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.  Neither FCB nor any of the FCB Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

4.8                                       No Material Adverse Effect.

Neither FCB nor any FCB Subsidiary has suffered any Material Adverse Effect since December 31, 2015 and, to FCB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on FCB.

4.9                                       Material Contracts; Leases; Defaults.

4.9.1                  Except as set forth in FCB Disclosure Schedule 4.9.1, neither FCB nor any FCB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of FCB or any FCB Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of FCB or any FCB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FCB or any FCB Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by FCB or any FCB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FCB or any FCB Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FCB or any FCB Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates FCB or any FCB Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by FCB or any FCB Subsidiary.

4.9.2                  Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in FCB Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither FCB nor any FCB Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such material contracts, agreements, commitments, arrangements, leases, insurance policies and other instruments are listed on FCB Disclosure Schedule 4.9.2.

4.9.3                  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to BHLB on or before the date hereof, are listed on FCB Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof.  Except as set forth in FCB Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FCB or any FCB Subsidiary or upon the occurrence of a subsequent event; (ii) requires FCB or any FCB Subsidiary to provide a benefit in the form of FCB Common Stock or determined by reference to the value of FCB Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10                                Ownership of Property; Insurance Coverage.

4.10.1           Except as set forth on FCB Disclosure Schedule 4.10.1, FCB and each FCB Subsidiary has good and, as to real property, insurable title to all assets and properties owned by FCB or such FCB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the FCB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except Permitted Liens.  FCB and the FCB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FCB and the FCB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the FCB Financial Statements.

4.10.2           With respect to all material agreements pursuant to which FCB or any FCB Subsidiary has purchased securities subject to an agreement to resell, if any, FCB or such FCB Subsidiary, as the case may be, has a lien or security interest (which to FCB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3           FCB and each FCB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither FCB nor any FCB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as listed on FCB Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by FCB or any FCB Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years FCB and each FCB Subsidiary has received each type of insurance coverage for which it has applied and, except as listed on FCB Disclosure Schedule 4.10.3, during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  FCB Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by FCB and each FCB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3.  FCB has made available to BHLB copies of all of the policies listed on FCB Disclosure Schedule 4.10.3.

4.11                                Legal Proceedings.

Except as set forth on FCB Disclosure Schedule 4.11, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting FCB or any FCB Subsidiary (and FCB is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to FCB’s and FCB’s Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on FCB’s business or any of the FCB Subsidiaries businesses, or, after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or written regulatory restriction imposed upon or entered into by FCB, any of the FCB Subsidiaries or the assets of FCB or any of the FCB Subsidiaries.

4.12                                Compliance with Applicable Law.

Except as set forth on FCB Disclosure Schedule 4.12 and in Section 4.15:

4.12.1           FCB and each FCB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FCB nor any FCB Subsidiary has received any written notice to the contrary.

4.12.2           FCB and each FCB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3           For the period beginning January 1, 2012, except as disclosed in FCB Disclosure Schedule 4.12.3, neither FCB nor any FCB Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that FCB or any FCB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require FCB or any FCB Subsidiary, or indicating that FCB or any FCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of FCB or any FCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of FCB or any FCB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Except as disclosed in FCB Disclosure Schedule 4.12.3, neither FCB nor any FCB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.  The most recent regulatory rating given to FCB as to compliance with CRA is “Satisfactory” or better.

4.13                                Employee Benefit Plans.

4.13.1           FCB Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FCB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to FCB or FCLS and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of FCB or FCLS are eligible to participate (collectively, the “FCB and FCLS Benefit Plans”).  FCB has furnished or otherwise made available to BHLB true and complete copies of (i) the plan documents and summary plan descriptions for each written FCB and FCLS Benefit Plan, (ii) a summary of each unwritten FCB and FCLS Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each FCB and FCLS Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified FCB and FCLS Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the FCB and FCLS Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified FCB and FCLS Benefit Plan (or, for a FCB and FCLS Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any FCB and FCLS Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.  Each FCB and FCLS Benefit Plan that may be subject to Section 409A of the Code (“FCB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.2           All FCB and FCLS Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on FCB Disclosure Schedule 4.13.2, each FCB and FCLS Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and FCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of FCB and the FCB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the FCB and FCLS Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the FCB and FCLS Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

4.13.3           Except as set forth on FCB Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by FCB or any of its ERISA Affiliates for the benefit of the employees or former employees of FCB or the FCB Subsidiaries.

4.13.4           Within the last six (6) years, neither FCB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a FCB and FCLS Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither FCB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.”  Neither FCB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on FCB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or the Bank.

4.13.5           FCB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder.  All reports, statements, returns and other information required to be furnished or filed with respect to FCB and FCLS Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  To FCB’s Knowledge, records with respect to FCB and FCLS Benefit Plans have been maintained in compliance with Section 107 of ERISA.  To FCB’s Knowledge, neither FCB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of FCB and FCLS Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.  No FCB and FCLS Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such FCB and FCLS Benefit Plan is self-insured).

4.13.6           FCB has not, with respect to any FCB and FCLS Benefit Plan, nor, to FCB’s Knowledge, has any administrator of any FCB and FCLS Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject FCB, any ERISA Affiliate of FCB, or any FCB and FCLS Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7           Except as set forth on FCB Disclosure Schedule 4.13.7, FCB has no liability for retiree health and life benefits under any FCB and FCLS Benefit Plan other than any benefits required under COBRA or similar state laws.

4.13.8           Except as set forth on FCB Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of FCB or FCLS from FCB or FCLS, respectively, under any FCB and FCLS Benefit Plan, (B) increase any benefits otherwise payable under any FCB and FCLS Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.  Except as set forth on FCB Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any FCB and FCLS Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by FCB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9           The actuarial present values of all accrued FCB Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of FCB or FCLS and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the FCB Financial Statements to the extent required by and in accordance with GAAP.

4.13.10    There is not, and has not been, any trust or fund maintained by or contributed to by FCB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11    No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of FCB, has been threatened or is anticipated, against any FCB and FCLS Benefit Plan (other than routine claims for benefits and appeals of such claims), FCB or any FCB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any FCB and FCLS Benefit Plan.

4.14                                Brokers, Finders and Financial Advisors.

Neither FCB nor any FCB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Houlihan Lokey by FCB and the fees payable pursuant thereto.  A true and correct copy of each of the engagement agreement with Houlihan Lokey setting forth the fees payable to Houlihan Lokey for its services rendered to FCB in connection with the Merger and transactions contemplated by this Agreement, is attached to FCB Disclosure Schedule 4.14.

4.15                                Environmental Matters.

4.15.1           Except as may be set forth in FCB Disclosure Schedule 4.15, with respect to FCB and each FCB Subsidiary:

(A)                               Each of FCB and the FCB Subsidiaries, and the FCB Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)                               Neither FCB nor any FCB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of FCB and the FCB Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any FCB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by FCB, or any of the FCB Subsidiaries;

(C)                               To the Knowledge of FCB and the FCB Subsidiaries, the properties currently owned or operated by FCB or any FCB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)                               There are no underground storage tanks on, in or under any properties owned or operated by FCB or any of the FCB Subsidiaries or any FCB Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by FCB or any of the FCB Subsidiaries or any FCB Loan Property except as in compliance with Environmental Laws; and

(E)                                During the period of (a) FCB’s or any of the FCB Subsidiaries’ ownership or operation of any of their respective current properties or (b) FCB’s or any of the FCB Subsidiaries’ participation in the management of any FCB Loan Property, to the Knowledge of FCB and the FCB Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.  To the Knowledge of FCB and the FCB Subsidiaries, prior to the period of (x) FCB’s or any of the FCB Subsidiaries’ ownership or operation of any of their respective current properties or (y) FCB’s or any of the FCB Subsidiaries’ participation in the management of any FCB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)                                 Neither FCB nor any other FCB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any FCB Loan Property.

4.15.2           For purposes of this Section 4.15, “FCB Loan Property” means any property in which FCB or a FCB Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a FCB Loan Participation, and “FCB Loan Participation” means a participation interest in a loan or other extension of credit other than by FCB or a FCB Subsidiary.

4.16                                Loan Portfolio.

4.16.1           The allowances for loan losses reflected in the notes to FCB’s audited consolidated statements of financial condition at December 31, 2015 and 2014 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2015 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2           FCB Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2016), by account, of: (A) all loans (including loan participations) of FCB that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from FCB to any borrowers, customers or other parties during the past twelve (12) months wherein FCB has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified FCB during the past twelve (12) months of, or has asserted against FCB or FCLS, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of FCB and FCLS, each borrower, customer or other party which has given FCB or FCLS any oral notification of, or orally asserted to or against FCB or FCLS, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2016 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by FCB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  FCB Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $100,000, provided that FCB Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $100,000 that has been excluded.

4.16.3           All loans receivable (including discounts) and accrued interest entered on the books of FCB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FCB’s and FCLS’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts and the accrued interest reflected on the books of FCB and FCLS are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by FCB or FCLS free and clear of any liens other than Permitted Liens.

4.16.4           The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.16.5           Attached as FCB Disclosure Schedule 4.16.5 is a list of each agreement pursuant to which FCB or FCB Subsidiary has sold one or more mortgage loans on the secondary market within the past three (3) years preceding the date of this Agreement.

4.16.6           Attached as FCB Disclosure Schedule 4.16.6 is a schedule, as of May 31, 2016, of all loans held for sale or resale and all other residential mortgage loan applications in process by FCB or any FCB Subsidiary, FCB’s or any FCB Subsidiary’s rights and interest in and to any pre-paid application fees from prospective borrowers, promissory notes receivable and prepaid expenses (collectively, the “Asset Pipeline”), which are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date.

4.17                                Related Party Transactions.

Neither FCB nor any FCB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FCB or any FCB Subsidiary, except as set forth in FCB Disclosure Schedule 4.17.  Except as described in FCB Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.  No loan or credit accommodation to any Affiliate of FCB or any FCB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither FCB nor any FCB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18                                Deposits.

Except as set forth on FCB Disclosure Schedule 4.18, none of the deposits of FCB as of March 31, 2016 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19                                Board Approval.

The Board of Directors of FCB determined that the Merger is fair to, and in the best interests of, FCB and its stockholders, approved and declared advisable this Agreement, the Merger, and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of FCB Common Stock, and directed that this Agreement be submitted to the holders of FCB Common Stock for their adoption.

4.20                                Registration Obligations.

Neither FCB nor any FCB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21                                Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FCB’s own account, or for the account of one or more of FCB’s Subsidiaries or their customers, in force and effect as of March 31, 2016 (all of which are set forth in FCB Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FCB and each FCB Subsidiary, with counterparties believed to be financially responsible at the time; and to FCB’s and each FCB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of FCB or such FCB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither FCB nor any FCB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22                                Fairness Opinion.

FCB has received an opinion, a copy of which will be provided to BHLB promptly following the date of this Agreement, from Ambassador Financial Group to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of FCB pursuant to this Agreement is fair to such shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23                                Intellectual Property.

FCB and each FCB Subsidiary owns or, to FCB’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither FCB nor any FCB Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others.  FCB and each FCB Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24                                Duties as Fiduciary.

Other than as set forth on FCB Disclosure Schedule 4.24, FCB has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. FCB has not received notice of any claim, allegation, or complaint from any Person that FCB failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in FCB’s Financial Statements.  For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude FCB’s capacity with respect to individual retirement accounts or the FCB and FCLS Benefit Plans.

4.25                                Employees; Labor Matters.

4.25.1           FCB Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of FCB and the FCB Subsidiaries as of March 31, 2016: job location, job title, current annual base salary, year of hire and years of service.

4.25.2           There are no labor or collective bargaining agreements to which FCB or any FCB Subsidiary is a party.  There is no union organizing effort pending or, to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary (other than routine employee grievances that are not related to union employees).  FCB and each FCB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.  Neither FCB nor any FCB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.25.3           Except as to the Unfunded Loan Commissions and Funded Loan Commissions, FCB and each FCB Subsidiary has paid in full, or has made adequate provision for payment in full of, all wages, salaries, commissions that have been earned in accordance with FCB’s and any FCB Subsidiary’s commission and bonus policies, and other compensation for all services performed by its employees. FCB and each FCB Subsidiary is in compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment and wages and hours.

4.25.4           To FCB’s Knowledge, all Persons who have been treated as independent contractors by FCB or any FCB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26                                FCB Information Supplied.

The information relating to FCB and any FCB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27                                Internal Controls.

4.27.1           The records, systems, controls, data and information of FCB and the FCB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FCB or the FCB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  FCB and the FCB Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  FCB has designed and implemented disclosure controls and procedures to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure.

4.27.2              Since December 31, 2015, (A) neither FCB nor any of the FCB Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of FCB or any of the FCB Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FCB or any of the FCB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FCB or any of the FCB Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing FCB or any of the FCB Subsidiaries, whether or not employed by FCB or any of the FCB Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by FCB, FCLS, or any of the FCB Subsidiaries or any of their respective officers, directors, employees or agents to their respective board of directors or any committee thereof or to any of their respective directors and officers.

4.28                                Bank Owned Life Insurance.

FCB and each FCB Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased.  FCB has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.  FCB Disclosure Schedule 4.28 sets forth all BOLI owned by FCB or any FCB Subsidiary, a breakdown of the cash surrender values on each policy, the purpose for which each policy was purchased, the beneficiaries of such policy and a list of the lives insured thereunder.

4.30                        Stock Transfer Records.

The stock transfer books and records of FCB are materially complete and accurate and reflect all transactions related to FCB Stock.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BHLB

BHLB represents and warrants to FCB that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the BHLB Disclosure Schedule delivered by BHLB to FCB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such BHLB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement.  References to the Knowledge of BHLB shall include the Knowledge of the Bank.

5.1                                       Standard.

Except as set forth in the following sentence, no representation or warranty of BHLB contained in this Article V shall be deemed untrue or incorrect, and BHLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4, and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2), Section 5.3 and 5.4 (other than Section 5.4.2(iii)) which shall be true and correct in all material respects.

5.2                                       Organization.

5.2.1                  BHLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA.  BHLB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2                  The Bank is a Massachusetts trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  The deposits in the Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid.  The Bank is a member in good standing of the FHLB and owns the requisite amount of stock, which amount, as of March 31, 2016, of FHLB, is set forth on BHLB Disclosure Schedule 5.2.2.

5.2.3                  BHLB Disclosure Schedule 5.2.3 sets forth each BHLB Subsidiary and its jurisdiction of incorporation or organization.  Each BHLB Subsidiary (other than the Bank) is a corporation, limited liability company or other legal entity as set forth on BHLB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each BHLB Subsidiary is duly licensed and/or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such license and/or qualification.

5.2.4                  The respective minute books of BHLB and the Bank accurately record all corporate actions of their respective shareholders and boards of directors (including committees).

5.2.5                  Prior to the date of this Agreement, BHLB has made available to FCB true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHLB and the Bank and each other BHLB Subsidiary.

5.3                                       Capitalization.

5.3.1                  The authorized capital stock of BHLB consists of (i) 50,000,000 shares of BHLB Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“BHLB Preferred Stock” and collectively with the BHLB Common Stock, the “BHLB Stock”).  As of May 31, 2016, there are (i) 32,321,962 shares of BHLB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,062,374 shares of BHLB Common Stock held by BHLB as treasury stock, and (iii) no shares of BHLB Preferred Stock outstanding.  The Bank does not own, of record or beneficially, any shares of BHLB Stock, other than shares held as treasury stock.  Neither BHLB nor any BHLB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BHLB, or any other security of BHLB or an BHLB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BHLB or an BHLB Subsidiary or any other security of BHLB or any BHLB Subsidiary, other than shares of BHLB Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by BHLB.  BHLB has granted outstanding options to acquire 262,522 shares of BHLB Common Stock at a weighted average exercise price of $21.07 per share.  All shares of BHLB Common Stock issuable pursuant to option plans maintained by BHLB will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2                  BHLB owns all of the capital stock of each BHLB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except for Permitted Liens and as set forth in the certificate of incorporation and bylaws or other governing documents and applicable securities laws.  Except for the BHLB Subsidiaries and as set forth in BHLB Disclosure Schedule 5.3.2, BHLB as of the date of this Agreement does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of BHLB or any BHLB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in the Bank with the lending activities of the Bank, including stock in the FHLB.

5.3.3                  Except as set forth on BHLB Disclosure Schedule 5.3.3, to the Knowledge of BHLB, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of BHLB Common Stock.

5.3.4                  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BHLB’s shareholders may vote have been issued by BHLB and are outstanding.

5.4                                       Authority; No Violation.

5.4.1                  BHLB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by BHLB and the completion by BHLB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BHLB.  This Agreement has been duly and validly executed and delivered by BHLB, and subject to the receipt of the Regulatory Approvals, FCB Shareholder Approval, and due and valid execution and delivery of this Agreement by FCB, constitutes the valid and binding obligations of BHLB, enforceable against BHLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2                  (a) Subject to compliance of FCB with the terms and conditions of this Agreement, the execution and delivery of this Agreement by BHLB and the Bank, subject to receipt of the Regulatory Approvals, and compliance by FCB, BHLB and the Bank with any conditions contained therein, and subject to the receipt of the FCB Shareholder Approval, the consummation of the transactions contemplated hereby, and (b) compliance by BHLB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHLB or any BHLB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHLB or any BHLB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BHLB or any BHLB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BHLB or any BHLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5                                       Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger with the MDOB and the requisite certifications with the NJDOBI, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under

Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of BHLB Common Stock to be issued in the Merger on the NYSE and (f) the approval of this Agreement by the FCB Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of BHLB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BHLB, the completion by BHLB of the Merger and the performance by BHLB of its obligations hereunder.  To the Knowledge of BHLB and the Bank, no fact or circumstance exists, including any possible other transaction pending or under consideration by BHLB or any of its Subsidiaries, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the NJDOBI or the MDOB or (ii) any required Regulatory Approvals, (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the New Jersey Banking Law or the Massachusetts General Laws or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition or (c) any Bank Regulator or Governmental Entity having jurisdiction over the affairs of BHLB and the Bank, the consent or approval of which is not required or approval of which is not required pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6                                       Financial Statements.

5.6.1                  The BHLB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of BHLB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2                  BHLB has previously made available to FCB the BHLB Financial Statements.  The BHLB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BHLB and the Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3                  At the date of the most recent consolidated statement of financial condition included in the BHLB Financial Statements or in the BHLB Regulatory Reports, BHLB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BHLB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, in each case to the extent required in accordance with GAAP, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7                                       Taxes.

5.7.1                  Except as provided in this Agreement, neither BHLB nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  BHLB and the BHLB Subsidiaries that are corporations for federal income Tax purposes are members of the same affiliated group within the meaning of Code Section 1504(a).  BHLB, on behalf of itself and its Subsidiaries, has timely (taking into account extensions) filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by BHLB and the BHLB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed.  All such Tax Returns are true, correct, and complete in all material respects.  BHLB and the BHLB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith.  BHLB and the BHLB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States federal income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws).  The unpaid accrued but unpaid Taxes of BHLB and the BHLB Subsidiaries did not, as of the most recent BHLB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent BHLB balance sheet (rather than in any notes thereto).  BHLB and its Subsidiaries are subject to Tax audits in the ordinary course of business.  BHLB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on BHLB.  BHLB and the BHLB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that BHLB or any of the BHLB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed.  Neither BHLB nor any of the BHLB Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was BHLB or (B) has any liability for the Taxes of any Person (other than BHLB or any of the BHLB Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled.  There are no written claims or assessments pending against BHLB or any BHLB Subsidiary for any alleged deficiency in any Tax, and neither BHLB nor any BHLB Subsidiary has been notified in writing of any proposed Tax claims or assessments against BHLB or any BHLB Subsidiary.  BHLB and the BHLB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law.  BHLB and the BHLB Subsidiaries have delivered to FCB true and complete copies of all income Tax Returns of BHLB and the BHLB Subsidiaries for taxable periods ending on or after December 31, 2013.  Neither BHLB nor any of the BHLB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b).  Neither BHLB nor any of the BHLB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.  Neither BHLB nor any of the BHLB Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

5.8                                       No Material Adverse Effect.

Neither BHLB nor any BHLB Subsidiary has suffered any Material Adverse Effect since December 31, 2015 and, to BHLB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on BHLB.

5.9                                       Ownership of Property; Insurance Coverage.

5.9.1                  Except as set forth on BHLB Disclosure Schedule 5.9.1, BHLB and each BHLB Subsidiary has good and, as to real property, insurable title to all assets and properties owned by BHLB or such BHLB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BHLB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except Permitted Liens.  BHLB and the BHLB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BHLB and the BHLB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BHLB Financial Statements.

5.9.2                  With respect to all material agreements pursuant to which BHLB or any BHLB Subsidiary has purchased securities subject to an agreement to resell, if any, BHLB or such BHLB Subsidiary, as the case may be, has a lien or security interest (which to BHLB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3                  BHLB and each BHLB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither BHLB nor any BHLB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as listed on BHLB Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BHLB or any BHLB Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years BHLB and each BHLB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  BHLB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by BHLB and each BHLB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3.  BHLB has made available to FCB copies of all of the policies listed on BHLB Disclosure Schedule 5.9.3.

5.10                                Legal Proceedings.

Except as set forth on BHLB Disclosure Schedule 5.10, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting BHLB or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, or after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or written regulatory restriction imposed upon or entered into by BHLB, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

5.11                                Compliance with Applicable Law.

Except as set forth on BHLB Disclosure Schedule 5.11:

5.11.1           To BHLB’s Knowledge, BHLB and each BHLB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BHLB nor any BHLB Subsidiary has received any written notice to the contrary.

5.11.2           BHLB and each BHLB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BHLB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3           For the period beginning January 1, 2012, neither BHLB nor any BHLB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BHLB or any BHLB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BHLB or any BHLB Subsidiary, or indicating that BHLB or any BHLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, bank holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BHLB or any BHLB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BHLB or any BHLB Subsidiary.  Neither BHLB nor any BHLB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.  The most recent regulatory rating given to the Bank as to compliance with the CRA is “Satisfactory” or better.

5.12                                Employee Benefit Plans.

5.12.1           BHLB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BHLB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to BHLB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of BHLB are eligible to participate (collectively, the “BHLB Benefit Plans”).  BHLB has furnished or otherwise made available to FCB true and complete copies of (i) the plan documents and summary plan descriptions for each written BHLB Benefit Plan, (ii) a summary of each unwritten BHLB Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each BHLB Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified BHLB Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the BHLB Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified BHLB Benefit Plan (or, for a BHLB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any BHLB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.  Each BHLB Benefit Plan that may be subject to Section 409A of the Code (“BHLB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

5.12.2           All BHLB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on BHLB Disclosure Schedule 5.12.2, each BHLB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BHLB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of BHLB and the BHLB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BHLB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BHLB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

5.12.3           Except as set forth on BHLB Disclosure Schedule 5.12.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by BHLB or any of its ERISA Affiliates for the benefit of the employees or former employees of BHLB or its Subsidiaries.

5.12.4           Within the last six (6) years, neither BHLB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BHLB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither BHLB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.”  Neither BHLB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on BHLB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or the Bank.

5.12.5           BHLB has complied in all material respects with the notice and continuation requirements of COBRA, and the regulations thereunder.  All reports, statements, returns and other information required to be furnished or filed with respect to BHLB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  To BHLB’s Knowledge, records with respect to BHLB Benefit Plans have been maintained in compliance with Section 107 of ERISA.  To BHLB’s Knowledge, neither BHLB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BHLB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.  No BHLB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such BHLB Benefit Plan is self-insured).

5.12.6           BHLB has not, with respect to any BHLB Benefit Plan, nor, to BHLB’s Knowledge, has any administrator of any BHLB Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject BHLB, any ERISA Affiliate of BHLB, or any BHLB Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.12.7           Except as set forth on BHLB Disclosure Schedule 5.12.7, BHLB has no liability for retiree health and life benefits under any BHLB Benefit Plan other than any benefits required under COBRA or similar state laws.

5.12.8           Except as set forth on BHLB Disclosure Schedule 5.12.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of BHLB from BHLB under any BHLB Benefit Plan, (B) increase any benefits otherwise payable under any BHLB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.  Except as set forth on BHLB Disclosure Schedule 5.12.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any BHLB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by BHLB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

5.12.9           The actuarial present values of all accrued BHLB Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BHLB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BHLB Financial Statements to the extent required by and in accordance with GAAP.

5.12.10    There is not, and has not been, any trust or fund maintained by or contributed to by BHLB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

5.12.11    No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BHLB, has been threatened or is anticipated, against any BHLB Benefit Plan (other than routine claims for benefits and appeals of such claims), BHLB or any BHLB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BHLB Benefit Plan.

5.13                                Brokers, Finders and Financial Advisors.

Neither BHLB nor any BHLB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Sandler O’Neill & Partners, L.P. by BHLB and the fee payable thereto.  A true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P., setting forth the fee payable to Sandler O’Neill & Partners, L.P. for its services rendered to BHLB in connection with the Merger and transactions contemplated by this Agreement is attached to BHLB Disclosure Schedule 5.13.

5.14                                BHLB Information Supplied.

The information relating to BHLB and any BHLB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.15                                Securities Documents.

Since January 1, 2014, BHLB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BHLB SEC Reports”) required to be filed by it with the SEC.  As of their respective dates, the BHLB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects.  As of their respective dates and as of the date any information from the BHLB SEC Reports has been incorporated by reference, the BHLB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.  BHLB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the BHLB SEC Reports (the “BHLB Material Agreements”).

5.16                                Internal Controls.

5.17.1              The records, systems, controls, data and information of BHLB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BHLB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  BHLB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  BHLB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15D-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

5.17.2              BHLB’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective.  It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the FCB Board; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.17.3              Since December 31, 2015, (A) neither BHLB nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of BHLB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing BHLB or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BHLB or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.17                                BHLB Common Stock.

The shares of BHLB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.18                                Available Funds

Immediately prior to the Effective Time, BHLB will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.2.

5.19                                Fairness Opinion.

BHLB has received an opinion, a copy of which will be provided to FCB promptly following the date of this Agreement, from Sandler O’Neill & Partners, L.P., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of FCB pursuant to this Agreement is fair to BHLB and its shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

5.20                                Board Approval.

The Board of Directors of BHLB determined that the Merger is fair to, and in the best interests of, BHLB and its stockholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby.

5.21                                Related Party Transactions.

5.21.1     Neither BHLB nor any BHLB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of BHLB or any BHLB Subsidiary, except as set forth in BHLB Disclosure Schedule 5.25 or as described in BHLB’s proxy statement dated March 24, 2016 distributed in connection with its annual meeting of shareholders held on May 5, 2016.  Except as described in such proxy statement or in BHLB Disclosure Schedule 5.25, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.  No loan or credit accommodation to any Affiliate of BHLB or any BHLB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither BHLB nor any BHLB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

5.22                                Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BHLB’s own account, or for the account of one or more of BHLB’s Subsidiaries or their customers, in force and effect as of March 31, 2016 (all of which are set forth in BHLB Disclosure Schedule 5.26), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of BHLB and each BHLB Subsidiary, with counterparties believed to be financially responsible at the time; and to BHLB’s and each BHLB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of BHLB or such BHLB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither BHLB nor any BHLB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.23                                Duties as Fiduciary.

Other than as set forth on BHLB Disclosure Schedule 5.27, the Bank has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge has performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time.  The Bank has not received notice of any claim, allegation, or complaint from any Person that the Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the BHLB Financial Statements.  For purposes of this Section 5.27, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude the Bank’s capacity with respect to individual retirement accounts or the BHLB Benefit Plans.

5.24                                Employees; Labor Matters.

There are no labor or collective bargaining agreements to which BHLB or any BHLB Subsidiary is a party.  There is no union organizing effort pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary (other than routine employee grievances that are not related to union employees).  BHLB and each BHLB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.  Neither BHLB nor any BHLB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

ARTICLE VI
COVENANTS OF FCB

6.1                                       Conduct of Business.

6.1.1                  Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of BHLB, which consent will not be unreasonably withheld, conditioned or delayed, FCB will, and it will cause each FCB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; conduct its mortgage servicing business and maintain its mortgage servicing agreements in the ordinary course of business; and voluntarily take no action which reasonably would be expected to: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2                  Negative Covenants.  FCB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BHLB in writing (which consent will not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the FCB Subsidiaries not to:

(A)                               take any action that would, or is reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B)                               change or waive any provision of FCB’s or FCLS’s certificate of incorporation or bylaws, except as required by law;

(C)                               change the number of authorized or issued shares of its capital stock, issue any shares of FCB Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the FCB Equity Incentive Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) FCB may issue shares of FCB Common Stock upon the valid exercise, in accordance with the information set forth in FCB Disclosure Schedule 4.3.1, of presently outstanding FCB Stock Options issued under the FCB Equity Incentive Plan and FCB Warrants provided that FCB shall prohibit the exercise of any FCB Stock Option or FCB Warrant beginning on and after the fifth trading day immediately preceding the Closing Date, (ii) FCB may issue shares of FCB Common Stock upon the valid exercise of the conversion rights of the FCB Preferred Stock, (iii) shall continue to declare and pay regular monthly cash dividends on FCB Preferred Stock, with the total quarterly amount of dividends to FCB Preferred Stockholders not to exceed $386,875 and with payment and record dates consistent with past practice, (iv) FCB may pay a dividend to the holders of FCB Common Stock as provided in Section 6.15, and (v) any FCB Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(D)                               enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any outstanding mortgage servicing agreement or settlement agreement with respect to litigation) in excess of $100,000, except in the ordinary course of business or as contemplated by this Agreement;

(E)                                make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)                                 grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on FCB Disclosure Schedules 4.9.1 and 4.13.1, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate or (iii) as otherwise contemplated by this Agreement.  Neither FCB nor any FCB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000 (excluding commissions); provided, however, that that neither FCB nor any FCB Subsidiary shall hire any new employee without first seeking to fill any position internally.  Neither FCB nor or any FCB Subsidiary shall pay expenses of any employee or director for attending conventions held after the date hereof;

(G)                               except as set forth on FCB Disclosure Schedule 6.1.2(G), enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice and provided further that FCB and FCLS may not make any discretionary contributions to the FCB 401(k) Plan;

(H)                              merge or consolidate FCB or any FCB Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of FCB or FCLS; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FCB or FCLS and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice; permit the revocation or surrender by FCB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office; permit the revocation or surrender by FCLS of its certificate of authority to maintain, or file an application for the relocation of, any existing loan production office, or file an application for a certificate of authority to establish a new loan production office;

(I)                                   except as set forth on FCB Disclosure Schedule 6.1.2(I), sell or otherwise dispose of any asset of FCB or any FCB Subsidiary, including loans and securities, other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of FCB or of any FCB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)                                   change its ordinary and customary methods, practices or principles of accounting, including but not limited to, make any reduction in its allowance for loan losses, make any negative provisions for loan losses, recognize unrealized gain or loss on securities, and deferral of any obligation due in the ordinary course of business, except as may be required from time to time by any Bank Regulator responsible for regulating FCB or any FCB Subsidiary;

(K)                               waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which FCB or any FCB Subsidiary is a party;

(L)                                purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $3,000,000, in the case of U. S. Treasury and other U. S. Government agencies bonds, including mortgage-backed securities, and $1,000,000 in the case of all other bonds, (iii) which will, when combined with all other securities of FCB, result in a weighted average duration of not more than four (4) years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M)                            except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on FCB Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $100,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $100,000 that have been excluded from the schedule), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $5.0 million for commercial loans, $750,000 for residential loans and $200,000 for home equity loans or lines of credit, (ii) that involves an exception to policy or (iii) other than as qualified in subsection (i) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac or other investor to which FCLS sells such loans in the ordinary course of business consistent with past practice; provided that BHLB shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if BHLB does not object to any such proposed loan within three business days of receipt by BHLB of a request by FCB to exceed such limit along with all financial or other data that BHLB may reasonably request in order to evaluate such loan;

(N)                               enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)                               enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest, other than with respect to the Asset Pipeline in the ordinary course of business consistent with past practices;

(P)                                 FCB and each FCB Subsidiary shall manage the Asset Pipeline in the ordinary course of business consistent with past practice and shall consult with the Bank with respect to all hedging transactions pertaining to the Asset Pipeline;

(Q)                               except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(R)                               make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(S)                                 except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any FCB and FCLS Benefit Plan;

(T)                                make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on FCB Disclosure Schedule 6.1.2(T) which includes the budget for each such pre-existing commitment.

(U)                               except as set forth on FCB Disclosure Schedule 6.1.2(U), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(V)                               except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless BHLB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from BHLB;

(W)                            undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by FCB or any FCB Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(X)                               pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(Y)                               foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to BHLB thereof prior to final sale;

(Z)                                purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(AA)                      issue any broadly distributed communication to employees relating to post-Closing employment, benefit or compensation information without the prior consent of BHLB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of BHLB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(BB)                  make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(CC)                  enter into any modification of a Funded Loan; or

(DD)                      enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2                                       Subsidiaries.

6.2.1            FCB shall cause the proper and lawful dissolution of any of its Subsidiaries that are inactive as of the date of this Agreement.

6.2.2            Prior to the Effective Time, FCB shall dissolve Kingston Title Agency. Prior to such time, FCB shall not and shall not permit any of its Subsidiaries to utilize any services of Kingston Title Agency.

6.3                                       Current Information.

6.3.1                  During the period from the date of this Agreement to the Effective Time, FCB will cause one or more of its representatives to confer with representatives of BHLB to inform BHLB regarding FCB’s operations at such times as BHLB may reasonably request.  FCB will promptly notify BHLB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FCB or any FCB Subsidiary.  Without limiting the foregoing, senior officers of BHLB and FCB shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of FCB and the FCB Subsidiaries, and FCB shall give due consideration to BHLB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BHLB nor the Bank shall under any circumstance be permitted to exercise control of FCB or any FCB Subsidiary prior to the Effective Time.

6.3.2                  FCB and BHLB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of FCB to those used by BHLB, which planning shall include, but not be limited to, discussion of the possible termination by FCB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by FCB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that FCB shall not be obligated to take any such action prior to the Effective Time and, unless FCB otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time.  BHLB and the Bank shall indemnify FCB for any reasonable out-of-pocket fees, expenses, or charges that FCB or any FCB Subsidiary may incur as a result of taking, at the request of BHLB or any BHLB Subsidiary, any action to facilitate the conversion, and, in the event that this Agreement is terminated prior to the Effective Time, as a result of abandoning the conversion.

6.3.3                  FCB shall provide BHLB, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans.  On a monthly basis, FCB shall provide BHLB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.  FCB will promptly prepare and provide BHLB with the minutes of all FCB officer and director loan committee meetings.

6.3.4                  FCB shall promptly inform BHLB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FCB or any FCB Subsidiary under any labor or employment law.

6.4                                       Access to Properties and Records.

Subject to Section 11.1, FCB shall permit BHLB access upon reasonable notice and at reasonable times to its properties and those of the FCB Subsidiaries, and shall disclose and make available to BHLB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that FCB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BHLB may have a reasonable interest; provided, however, that FCB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in FCB’s reasonable judgment, would interfere with the normal conduct of FCB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.  FCB shall provide and shall request its auditors to provide BHLB with such historical financial information regarding it (and related audit reports and consents) as BHLB may reasonably request for Securities Law disclosure purposes.  BHLB shall use commercially reasonable efforts to minimize any interference with FCB’s and FCB Subsidiaries’ regular business operations during any such access to FCB’s and FCB’s Subsidiaries’ property, books and records.  FCB and each FCB Subsidiary shall permit BHLB, at BHLB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by FCB or any FCB Subsidiary, subject to compliance with the applicable lease in the case of any non-owned, occupied location, and (ii) cause an appraisal to be performed in respect of any real property owned by FCB or any FCB Subsidiary.

6.5                                       Financial and Other Statements.

6.5.1                  Promptly upon receipt thereof, FCB will furnish to BHLB copies of each annual, interim or special audit of the books of FCB and the FCB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to FCB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of FCB and the FCB Subsidiaries made by such accountants.

6.5.2                  As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC, NJDOBI, or any other state regulatory agency regulating the business of FCB or any FCB Subsidiary, FCB will deliver to BHLB the FCB Regulatory Report filed by FCB or any FCB Subsidiary.  Within twenty-five (25) days after the end of each month, FCB will deliver to BHLB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.5.3                  To the extent permitted by applicable law or regulation, FCB promptly will advise upon receipt and permit review by BHLB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of FCB or any FCB Subsidiary.

6.5.4                  With reasonable promptness, FCB will furnish to BHLB such additional financial data that FCB possesses and as BHLB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.6                                       Maintenance of Insurance.

FCB shall use commercially reasonable efforts to maintain, and to cause the FCB Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by FCB and the FCB Subsidiaries as of the date of this Agreement and set forth in FCB Disclosure Schedule 4.10.3.  FCB will promptly inform BHLB if FCB or any FCB Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.7                                       Disclosure Supplements.

From time to time prior to the Effective Time, FCB will promptly supplement or amend the FCB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FCB Disclosure Schedule or which is necessary to correct any information in such FCB Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such FCB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.8                                       Consents and Approvals of Third Parties.

FCB shall use its commercially reasonable efforts, and shall cause each FCB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.9                                       All Reasonable Efforts.

Subject to the terms and conditions herein provided, FCB agrees to use, and agrees to cause each FCB Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.10                                Failure to Fulfill Conditions.

In the event that FCB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BHLB.

6.11                                No Solicitation.

6.11.1     From and after the date hereof until the termination of this Agreement, neither FCB, nor any FCB Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates including, without limitation, any investment banker, attorney or accountant retained by FCB or any of the FCB Subsidiaries (collectively, “Representatives”), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined by Section 6.11.2), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and FCB shall notify BHLB orally and in writing (as promptly as practicable but no later than one business day of receipt of such inquiry or proposal) of all of the relevant details relating to all inquiries and proposals which FCB or any of the FCB

Subsidiaries or any of their respective officers, directors or employees, or, to FCB’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of FCB may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of FCB from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the receipt of FCB Shareholder Approval, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) such Acquisition Proposal did not result from a breach of this Section 6.11 by FCB, (B) the Board of Directors of FCB or any appropriate committee thereof has determined in its good faith judgment, after consultation with FCB’s financial advisor and outside counsel, that such Acquisition Proposal is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the Person making the proposal, and (C) such Acquisition Proposal is reasonably likely to result in a transaction more favorable to FCB shareholders from a financial point of view than the Merger (taking into account all relevant factors, including, without limitation, the timing of consummation as compared to the Merger and after giving effect to all of the adjustments, if any, which may be offered by BHLB pursuant to Section 10.1.8) (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); provided, however, that nothing contained in this Agreement shall prohibit FCB and, if applicable, any of its Representatives from (i) informing any Person of the existence of the provisions of this Section 6.11, (ii) contacting any Person solely to clarify the terms and conditions of an Acquisition Proposal, or (iii) otherwise disclosing any information to its shareholders that the FCB Board of Directors determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to FCB’s shareholders under applicable law, subject to compliance with the requirements of this Section 6.11 and Section 6.12.  FCB shall promptly, but in no event later than one (1) calendar day, notify BHLB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with FCB or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreement.

6.11.2     “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving FCB or any of the FCB Subsidiaries: (i)  any merger, consolidation, share exchange, business combination, or other similar transactions; (ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of FCB and the FCB Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii)  any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of FCB or the filing of a registration statement under the Securities Act in connection therewith; or (iv)  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.12                                Board of Directors and Committee Meetings.

Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), FCB and the FCB Subsidiaries shall permit two (2) representatives of BHLB to attend any meeting of their Board of Directors, executive committee, loan (or credit) committee and asset liability committee as observers (together, the “BHLB Observers”), provided that neither FCB nor any FCB Subsidiary shall be required to permit the BHLB Observers to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the BHLB Observers may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement.

6.13                                FCB 401(k) Plan.

Effective as of the day preceding the Closing Date, and subject to the occurrence of the Effective Time, in the sole discretion of BHLB, BHLB may direct FCB to adopt such resolutions and/or amendments to cause the FCB 401(k) Plan (the “FCB 401(k) Plan”) to be terminated, merged or other such actions as permitted by applicable law, including, but not limiting to, amending the FCB 401(k) Plan to provide that: (i) the plan sponsor will be FCLS instead of FCB, (ii) the plan name will change to the FCLS 401(k) Plan, (iii) only employees of FCLS will be eligible to participate in the FCLS 401(k) Plan and any employees of a controlled group, within the meaning of Section 414(b) of the Code, will be excluded from participating in the FCLS 401(k) Plan, and (iv) as may be further amended pursuant to the direction of BHLB.  The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of BHLB, which shall not be unreasonably withheld. FCB shall deliver to BHLB an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of FCB and shall fully comply with such resolutions and any necessary amendments.

6.14                                Tangible Book Value.

For purposes of this Agreement, “Tangible Book Value” shall mean, on a consolidated basis, FCB’s and FCB’s Subsidiaries (a) total assets on a consolidated basis less (b) the sum of (i) total liabilities, (ii) goodwill, and (iii) total intangible assets. For purposes of calculating Tangible Book Value and Final Tangible Book Value, the parties shall not give any effect to adjustments from June 20, 2016 to the Closing Date related to actions which are not consistent with FCB’s ordinary and customary methods or practices or GAAP, including but not limited to, any reduction in the allowance for loan losses or the provisions thereto, the gain on sale of any securities or loans not in the ordinary course of business, the conversions of unrealized gains to realized gains, increases or decreases in unrealized gains on securities, decreases in non-interest expenses or the deferral of any obligation due in the ordinary course of business, and the related tax effect of any of these listed adjustments.  The calculation of Tangible Book Value per share shall include each share of FCB Common Stock issued after giving effect to the conversion of all of the FCB Preferred Stock prior to the Effective Time, as described in Section 3.4, and the exercise of all of the FCB Stock Options and FCB Warrants prior to the Effective Time. For the purpose of assessing Tangible Book Value, BHLB may request from FCB, and FCB shall provide, such reasonable information and documentation that provides support to FCB’s determination of Tangible Book Value, consistent with this Section, GAAP and FCB’s past practices.

6.15                                FCB Common Stock Special Dividend.

Provided that Final Tangible Book Value per share exceeds $14.22 per share and FCB has a positive Core Net Income, FCB may pay a per share dividend to the holders of FCB Common Stock immediately prior to the Effective Time in an aggregate amount not to exceed 35% of Core Net Income in excess of the $14.22 Tangible Book Value per share.

ARTICLE VII
COVENANTS OF BHLB

7.1                                       Conduct of Business.

7.1.1                  Affirmative Covenants.

(A)                               During the period from the date of this Agreement to the Effective Time, except with the written consent of FCB, which consent will not be unreasonably withheld, conditioned or delayed, BHLB will, and it will cause each BHLB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) change or waive any provision of its certificate of incorporation (or articles or organization in the case of the Bank) or bylaws in any way adverse to the rights of the FCB shareholders, except as required by law, except as set forth on BHLB Disclosure Schedule 7.1.1(A)(i); (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B)                               Promptly after the Closing and prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

7.2                                       Disclosure Supplements.

From time to time prior to the Effective Time, BHLB will promptly supplement or amend the BHLB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BHLB Disclosure Schedule or which is necessary to correct any information in such BHLB Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such BHLB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3                                       Consents and Approvals of Third Parties.

BHLB shall use its commercially reasonable efforts, and shall cause each BHLB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4                                       Reasonable Best Efforts.

Subject to the terms and conditions herein provided, BHLB agrees to use and agrees to cause each BHLB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5                                       Employees; Benefit Plans

Following the Closing Date, BHLB may choose to maintain any or all of the FCB and FCLS Benefit Plans in its sole discretion and FCB and FCLS shall cooperate with BHLB in order to effect any plan terminations to be made as of the Effective Time.

7.5.1                     Benefit Plans Covering FCB Employees.  For any FCB benefit plan, which generally covers only FCB employees, which is terminated and for which there is a comparable BHLB Benefit Plan of general applicability, BHLB shall take all reasonable action so that eligible FCB employees at the Closing Date and who remain so employed immediately following the Effective Time (the “Continuing FCB Employees”) shall be entitled to participate in such BHLB Benefit Plan to the same extent as similarly-situated employees of BHLB (it being understood that inclusion of Continuing FCB Employees in the BHLB Benefit Plans may occur at different times with respect to different plans and that this Section 7.5.1 does not apply to FCLS employees).  BHLB shall cause each BHLB Benefit Plan in which Continuing FCB Employees are eligible to participate to take into account for purposes of eligibility and vesting under the BHLB Benefit Plans (but not for purposes of benefit accrual) the service of such employees with FCB to the same extent as such service was credited for such purpose by FCB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of BHLB to amend or terminate any of the FCB and FCLS Benefit Plans or BHLB Benefit Plans in accordance with their terms at any time; provided, however, that BHLB shall continue to maintain the FCB benefit plans (other than stock-based or incentive plans) for which there is a comparable BHLB Benefit Plan until the FCB employees are permitted to participate in the BHLB Benefit Plans, unless such BHLB Benefit Plan has been frozen or terminated with respect to similarly-situated employees of BHLB or any Subsidiary of BHLB.

7.5.2                     Benefit Plans Covering FCLS Employees.  An FCLS benefit plan, which generally covers only FCLS employees at the Closing Date (the “FCLS Benefit Plans”), may be continued, modified or terminated after the Effective Time.  To the extent such plan or plans are not terminated, eligible FCLS employees at the Closing Date and who remain so employed immediately following the Effective Time (the “Continuing FCLS Employees”) shall be entitled to participate in the FCLS Benefit Plans to the same extent as such employees participated in the FCLS Benefit Plans immediately prior to the Effective Time.  Nothing herein shall limit the ability of BHLB to amend or terminate any of the FCLS Benefit Plans

7.5.3                        Bank 401(k) Plan Participation.  All Continuing FCB Employees shall be eligible to participate in Bank’s 401(k) plan on the day after the Closing Date.  All rights to participate in Bank’s 401(k) Plan are subject to Bank’s right to amend or terminate Bank’s 401(k) plan in its sole and absolute discretion and are subject to the terms of Bank’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan.  Continuing FCLS Employees shall continue to participate in the FCB 401(k) Plan or its successor, subject to Section 6.13 of this Agreement and as the plan may be further amended in the sole discretion of BHLB.

7.5.4                 Welfare Benefits.  If Continuing FCB Employees become eligible to participate in a medical, dental or health plan of BHLB upon termination of such plan of FCB or FCLS, BHLB shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of BHLB, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous FCB Benefit Plan prior to the Effective Time.  Continuing FCLS Employees will continue to be covered by medical, dental and health plans as maintained by FCLS prior to the Closing Date, and the FCLS benefit plan may be amended or terminated in the sole discretion of BHLB.

7.5.5                        Paid Time Off Programs.  BHLB will give Continuing FCB Employees credit, for purposes of BHLB’s vacation and/or other paid leave benefit programs, for such individuals accrued and unpaid vacation and/or paid leave balance with FCB as of the Closing Date.  Continuing FCLS Employees may continue to be covered by paid time off programs maintained by FCLS prior to the Closing Date.

7.5.6                        BHLB to Honor Agreements.  Subject to any required regulatory approval or satisfaction of a condition in any Regulatory Approval, BHLB agrees to honor all employment agreements, change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that FCB and FCLS has with its current and former employees and which have been identified in FCB Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties and provided that no payments made under such agreements would be characterized as an “excess parachute payment” as such term is defined in Code Section 280G.

7.5.7                              No Guarantee of Employment, Severance.  Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BHLB hereunder or by operation of law, BHLB shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of FCB of any FCB Subsidiary as of the Closing Date.  Each Person who is an employee of FCB or any FCB Subsidiary as of the Closing Date and who is terminated by BHLB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHLB as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under employment or change of control arrangements, shall be entitled to severance benefits pursuant to FCB or FCLS’s severance plan or policy, as applicable, or BHLB’s current severance plan or policy, if such payments would be more favorable to such Person; provided, however, if such benefits pursuant to FCB or FCLS’s plan or policy, as applicable, will result in an excise tax under Code Section 4980D, such plan or policy shall be modified to the extent necessary so as to avoid the imposition of such excise tax and the affected participant under such plan or policy shall be paid an additional amount such that his or her benefit, net applicable taxes, equals the value of the benefit reduced or eliminated by such action.

7.5.8                           Worker Adjustment and Retraining Notification Act.  If requested by BHLB, FCB shall take all such actions as BHLB may request in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and any state specific WARN Act statutes, including providing notices to FCB’s and FCB Subsidiaries’ employees.

7.6                                       Directors and Officers Indemnification and Insurance.

7.6.1                  Prior to the Effective Time, BHLB shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of FCB’s existing directors’ and officers’ insurance policies, and (ii) FCB’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit rating as FCB’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance” and such insurance carrier, the “Insurance Carrier”) with terms, conditions, retentions and limits of liability that are at least as favorable as FCB’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any Person covered thereby that arose, existed, or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall BHLB be required to expend for such “tail” policy a premium amount in excess of an amount equal to 200% of the annual premiums paid by FCB for D&O Insurance in effect as of the date of this Agreement.  In connection with the foregoing, FCB agrees, in order for BHLB to fulfill its agreement, to provide the Insurance Carrier with such representations as such insurer may request with respect to the reporting of any prior claims.

7.6.2                  In addition to Section 7.6.1, BHLB shall, from and after the Effective Date, to the fullest extent that would have been permitted to FCB under New Jersey law and the FCB certificate of incorporation (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of FCB or any FCB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BHLB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an Indemnified Party if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time.  Any Indemnified Party wishing to claim indemnification under this Section 7.6.2 upon learning of any Claim, shall notify BHLB (but the failure so to notify BHLB shall not relieve it from any liability which it may have under this Section 7.6.2, except to the extent such failure materially prejudices BHLB).  In the event of any such Claim (whether arising before or after the Effective Time) (1) BHLB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption BHLB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BHLB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BHLB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and BHLB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, BHLB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) BHLB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.6.3                  In the event that either BHLB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BHLB shall assume the obligations set forth in this Section 7.6.

7.6.4                  The obligations of BHLB provided under this Section 7.6 are intended to be enforceable against BHLB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BHLB.

7.7                                       Stock Listing.

BHLB agrees to file a notification form for the listing on the NYSE (or such other national securities exchange on which the shares of BHLB Common Stock shall be listed as of the Closing Date) of the shares of BHLB Common Stock to be issued in the Merger.

7.8                                       Reservation of Stock.

BHLB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BHLB Common Stock to fulfill its obligations under this Agreement.

7.9                                       Communications to FCB Employees; Training

BHLB and FCB agree that as promptly as practicable following the execution of this Agreement, meetings with employees of FCB and the FCB Subsidiaries shall be held at such locations as BHLB and FCB shall mutually agree, provided that representatives of FCB shall be permitted to attend such meetings.  BHLB and FCB shall mutually agree in advance as to the scope and content of all communications to the employees of FCB and the FCB Subsidiaries.  At mutually agreed upon times following execution of this Agreement, representatives of BHLB shall be permitted to meet with the employees of FCB and the FCB Subsidiaries to discuss employment opportunities with BHLB, provided that representatives of FCB shall be permitted to attend any such meeting.  From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the FCB Shareholder Approval necessary for the consummation of the Merger (disregarding any waiting period) have been obtained, BHLB shall also be permitted to conduct training sessions outside of normal business hours or at other times as FCB may agree, with the employees of FCB and the FCB Subsidiaries and may conduct such training seminars at any branch location of FCB or loan production office of FCLS; provided that BHLB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with FCB’s or FCLS’s normal business operations.

7.10                                Current Information.

During the period from the date of this Agreement to the Effective Time, BHLB will cause one or more of its representatives to confer with representatives of FCB to inform FCB regarding BHLB’s operations at such times as FCB may reasonably request.  BHLB will promptly notify FCB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BHLB or any BHLB Subsidiary.

7.11                                Access to Properties and Records.

Subject to Section 11.1, BHLB shall permit FCB access upon reasonable notice and at reasonable times to its properties and those of the BHLB Subsidiaries, and shall disclose and make available to FCB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that BHLB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FCB may have a reasonable interest; provided, however, that BHLB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BHLB’s reasonable judgment, would interfere with the normal conduct of BHLB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.  BHLB shall provide and shall request its auditors to provide FCB with such historical financial information regarding it (and related audit reports and consents) as FCB may reasonably request for Securities Law disclosure purposes.  FCB shall use commercially reasonable efforts to minimize any interference with BHLB’s regular business operations during any such access to BHLB’s property, books and records.  BHLB and each BHLB Subsidiary shall permit FCB, at FCB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by BHLB or any BHLB Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by BHLB or any BHLB Subsidiary.

7.12                                Financial and Other Statements.

7.12.1           Promptly upon receipt thereof, BHLB will furnish to FCB copies of each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to BHLB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by such accountants.

7.12.2           As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, FRB or FDIC, BHLB will deliver to FCB the BHLB Regulatory Report filed by BHLB or the Bank.  Within twenty-five (25) days after the end of each month, the Bank will deliver to FCB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

7.12.3           BHLB promptly will advise upon receipt and permit review by FCB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of BHLB or the Bank.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1                                       Meeting of Shareholders.

FCB will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “FCB Shareholders Meeting”), except as otherwise provided in this Section, (ii) in connection with the solicitation of proxies with respect to the FCB Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the FCB shareholders; and (iii) cooperate and consult with BHLB with respect to each of the foregoing matters.  The Board of Directors of FCB may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.2                                       Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1                  For the purposes (i) of registering BHLB Common Stock to be offered to holders of FCB Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) of holding the FCB Shareholders Meeting, BHLB shall draft and prepare, and FCB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by FCB to the FCB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  BHLB shall provide FCB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC.  BHLB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of BHLB and FCB shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FCB shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders.  BHLB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FCB shall furnish all information concerning FCB and the holders of FCB Common Stock as may be reasonably requested in connection with any such action.

8.2.2                  BHLB shall, as soon as practicable but in no event later than September 30, 2016, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement.  BHLB will advise FCB promptly after BHLB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of BHLB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and BHLB will provide FCB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as FCB may reasonably request.

8.2.3                  FCB and BHLB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, FCB shall cooperate with BHLB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BHLB shall file an amended Merger Registration Statement with the SEC, and FCB shall mail an amended Proxy Statement-Prospectus to its shareholders.

8.3                                       Regulatory Approvals.

Each of FCB and BHLB, and their respective Subsidiaries, will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof but in no event later than August 31, 2016, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the MDOB, the NJDOBI, the FDIC, the FRB, the SBA, the Department of Justice, the Federal Trade Commission and any other third parties and Governmental Entities or Bank Regulators necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall BHLB or the Bank be required to agree to any prohibition, limitation, or other requirement of any Bank Regulator that would, in BHLB’s or the Bank’s sole discretion (a) prohibit or materially limit the ownership or operation by BHLB or the Bank of all or any material portion of the business or assets of FCB or any FCB Subsidiary, (b) compel BHLB or the Bank to dispose of or hold separate all or any material portion of the business or assets of FCB or any FCB Subsidiary, (c) impose a material compliance burden, penalty or obligation on BHLB or the Bank resulting from noncompliance by FCB with its regulatory obligations, including but not limited to its regulatory obligations as an SBA lender; or (d) otherwise materially impair the value of FCB and the FCB Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”).  FCB and BHLB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of FCB or BHLB to any Bank Regulator or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. FCB shall have the right to review and approve in advance all characterizations of the information relating to FCB and any FCB Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.  In addition, FCB and BHLB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing.  Each of FCB and BHLB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

ARTICLE IX
CLOSING CONDITIONS

9.1                                       Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1                  Shareholder Approval.  This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite votes of the shareholders of FCB.

9.1.2                  Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3                  Regulatory Approvals.  All Regulatory Approvals required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.4                  Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BHLB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5                  NYSE Listing.  BHLB shall have filed a notification form for the listing of the BHLB Common Stock to be issued in the Merger.

9.2                                       Conditions to the Obligations of BHLB and the Bank under this Agreement.

The obligations of BHLB and the Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

9.2.1                  Representations and Warranties.  Each of the representations and warranties of FCB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and FCB shall have delivered to BHLB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FCB as of the Effective Time.

9.2.2                  Agreements and Covenants.  FCB and each FCB Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BHLB shall have received a certificate signed on behalf of FCB by the Chief Executive Officer and Chief Financial Officer of FCB to such effect dated as of the Effective Time.

9.2.3                  Permits, Authorizations, Etc.  The parties shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the acquisition of FCLS as a wholly-owned subsidiary of the Bank, the failure of which to obtain would have a Material Adverse Effect on either FCB or BHLB and the Bank.

9.2.4                  No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of FCB and the FCB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on FCB.

9.2.5            Regulatory Conditions.  No Regulatory Approval required for consummation of the Merger and the acquisition of FCLS as a wholly-owned subsidiary of the Bank shall include any condition or requirement that would result in a Material Adverse Effect or Burdensome Condition on BHLB or FCB, and their respective Subsidiaries.

9.2.6            Dissenting Shares. As of immediately prior to the Effective Time, not more than 10.0% of the issued and outstanding shares of FCB Common Stock shall have served a written notice of dissent from this Agreement to FCB under the New Jersey Banking Law.

9.2.7            Disqualified Loans Liability Determination. BHLB, in its sole discretion, shall have determined as to whether or not the Disqualified Loans Liability has been sufficiently determined or formalized.

9.2.8            First Choice Loan Services, Inc. Immediately prior to the Effective Time, the key executive officers of FCLS who previously entered into executive retention agreements with BHLB, the Bank and FCLS, remain employed by FCLS in the same capacities as of the date of this Agreement and continue to abide by the terms and conditions of such executive retention agreements in all material respects.

9.2.9            Tax Opinion. BHLB shall have received a written opinion, dated as of the Closing Date, of Luse Gorman, PC, or another law firm acceptable to BHLB, reasonably satisfactory in form and substance to BHLB (and its counsel). based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code.

9.3                                       Conditions to the Obligations of FCB under this Agreement.

The obligations of FCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1                  Representations and Warranties.  Each of the representations and warranties of BHLB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and BHLB shall have delivered to FCB a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of BHLB as of the Effective Time.

9.3.2                  Agreements and Covenants.  BHLB and the Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FCB shall have received a certificate signed on behalf of BHLB and the Bank by the Chief Executive Officer and Chief Financial Officer of BHLB and the Bank to such effect dated as of the Effective Time.

9.3.3                  Permits, Authorizations, Etc.  The parties shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the acquisition of FCLS as a wholly-owned subsidiary of the Bank, the failure of which to obtain would have a Material Adverse Effect on BHLB and the Bank, taken as a whole.

9.3.4                  No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BHLB and the BHLB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on BHLB or the Bank.

9.3.5                  Tax Opinion. FCB shall have received a written opinion of Pepper Hamilton, LLP, dated the Closing Date, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1                                Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of FCB (except as otherwise indicated below):

10.1.1           At any time by the mutual written agreement of BHLB, the Bank and FCB;

10.1.2           By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by FCB) or Section 9.3.1 (in the case of a breach of a representation or warranty by BHLB or the Bank);

10.1.3           By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by FCB) or Section 9.3.2 (in the case of a breach of covenant by BHLB or the Bank);

10.1.4           At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BHLB and FCB; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5           By either party, if the shareholders of FCB shall have voted at the FCB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

10.1.6           By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7           By the Board of Directors of BHLB if each of the following conditions are satisfied:  (i) FCB has received a Superior Proposal and the Board of Directors of FCB has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to BHLB, (ii) either (x) the Board of Directors of FCB submits this Agreement to its stockholders without a recommendation for approval or (y) the Board of Directors of FCB withdraws, qualifies or adversely modifies (or publicly proposes or resolves to withdraw, qualify or adversely modify) its recommendation of this Agreement to the FCB stockholders, and (iii) the FCB stockholders do not approve this Agreement.

10.1.8           By the Board of Directors of FCB if FCB has received a Superior Proposal and the Board of Directors of FCB has made a determination to accept such Superior Proposal; provided that FCB shall not terminate this Agreement pursuant to this Section 10.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) Business Days following BHLB’s receipt of written notice advising BHLB that FCB has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether FCB intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”).  After providing such Notice of Superior Proposal, FCB shall provide a reasonable opportunity to BHLB during the three (3)-day period to make such adjustments in the terms and conditions of this Agreement as would enable FCB to proceed with the Merger on such adjusted terms.  Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and FCB shall be required to comply again with the requirements of this Section 10.1.8; provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period.

10.1.9           By the Board of Directors of FCB if it so determines by a majority vote of the members of the entire Board of Directors of FCB, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)                                 The BHLB Market Value on the Determination Date is less than $21.52; and

(2)                                 the number obtained by dividing the BHLB Market Value on the Determination Date by the Initial BHLB Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences.

If FCB elects to exercise its termination right pursuant to this Section 10.1.9, it shall give prompt written notice thereof to BHLB. During the five Business Day period commencing with its receipt of such notice, BHLB shall have the option of paying additional Merger Consideration by increasing the Exchange Ratio to equal the number obtained by dividing (1) $15.54 by the greater of (i) the product of 0.80 and the Initial BHLB Market Value or (ii) the product obtained by multiplying the Index Ratio by the Initial BHLB Market Value. If within such five Business Day period, BHLB delivers written notice to FCB that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 10.1.9, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified and, thereafter, any reference in this Agreement to “Merger Consideration” shall be deemed to refer to the Merger Consideration reflecting the Exchange Ratio as modified pursuant to this Section 10.1.9).

For purposes of this Section 10.1.9, the following terms shall have the meanings indicated below:

“Acquisition Transaction” means (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“BHLB Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NYSE for the ten consecutive trading days immediately preceding such specified date.

“Determination Date” means the first date on which all Regulatory Approvals (and waivers, if applicable)

necessary for consummation of the Merger have been received (disregarding any waiting period).

“Index” means the KBW Regional Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial BHLB Market Value” means $26.91.

“Initial Index Price” means the average of the daily closing prices of the Index for the 10 consecutive trading days immediately preceding the date of the Agreement.

“Final Index Price” means the sum average of the daily closing prices of the Index for the 10 consecutive trading days immediately preceding the Determination Date.

If any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1.9.  If a company belonging to the Index announces a sale between the date of this Agreement and the Determination Date, such company shall be removed from the Index and the relative weighting of the companies remaining in the Index shall be appropriately adjusted.

10.2                                Effect of Termination.

10.2.1           In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

10.2.2           If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)                               Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)                               In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)                               As used in this Agreement, “Termination Fee” shall mean $4.1 million.  As a condition of BHLB’s willingness, and in order to induce BHLB to enter into this Agreement, and to reimburse BHLB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, FCB hereby agrees to pay BHLB, and BHLB shall be entitled to payment of, the Termination Fee by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by BHLB, as applicable, following the occurrence of any of the events set forth below:

(i)                                     FCB terminates this Agreement pursuant to Section 10.1.8 or BHLB and the Bank terminate this Agreement pursuant to Section 10.1.7; or

(ii)                                  The entering into a definitive agreement by FCB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving FCB within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by BHLB and the Bank pursuant to Section 10.1.2 or

10.1.3 because of a breach by FCB or any FCB Subsidiary after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of FCB; or (ii) the termination of this Agreement by BHLB and the Bank or FCB pursuant to Section 10.1.5 because of the failure of the shareholders of FCB to approve this Agreement at the FCB Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of FCB.

(D)                               The parties acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BHLB and the Bank would not enter into this Agreement. The amount payable by FCB pursuant to this Section 10.2.2 constitutes liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.

10.3                                Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of FCB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of FCB, there may not be, without further approval of such shareholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to FCB’s shareholders pursuant to this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI
MISCELLANEOUS

11.1                                Confidentiality.

Except as specifically set forth herein, the parties mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.3 and 6.4) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement.  The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

11.2                                Public Announcements.

The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FCB nor BHLB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

11.3                                Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4                                Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to FCB, to:	Paul E. Fitzgerald
President and Chief Executive Officer
First Choice Bank
669 Whitehead Road
Lawrenceville, New Jersey 08648

With required copies to:	Pepper Hamilton LLP
Suite 400
301 Carnegie Center
Princeton, New Jersey 08543-5276
Attention: Michael J. Mann, Esq.

If to BHLB or Berkshire Bank, to:	Michael P. Daly
President and Chief Executive Officer
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201

With required copies to:	Wm. Gordon Prescott, Esq.
Senior Vice President and General Counsel
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201

Lawrence Spaccasi, Esq.
Marc Levy, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) Business Day after being delivered to the overnight courier.

11.5                                Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for Section 7.6 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6                                Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7                                Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

11.8                                Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.9                                Governing Law.

Except to the extent that the Merger is governed by Massachusetts and New Jersey law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

11.10                         Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11                         Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BERKSHIRE HILLS BANCORP, INC.

/s/Sean A. Gray
Name:	Sean A. Gray
Title:	Senior Executive Vice President

BERKSHIRE BANK

/s/Sean A. Gray
Name:	Sean A. Gray
Title:	Chief Operating Officer

FIRST CHOICE BANK

/s/Paul E. Fitzgerald
Name:	Paul E. Fitzgerald
Title:	President and Chief Executive Officer

[Signature Page for Agreement and Plan of Merger]